                                                                       EXHIBIT F

                 STOCK PURCHASE AND NOTE MODIFICATION AGREEMENT

                                    BETWEEN

                      3CI COMPLETE COMPLIANCE CORPORATION

                                      AND

                              WASTE SYSTEMS, INC.

                         DATED AS OF FEBRUARY 19, 1998

                                    CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE 1

                               THE CONSIDERATION

1.1.  Purchase and Sale...................................................    2
1.2.  Modification of 1995 Note...........................................    2
1.3.  Reinstatement of 1995 Note Principal Amount.........................    2

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

2.1.  Representations and Warranties of the Company.......................    2
      2.1.1.  Organization and Standing...................................    3
      2.1.2.  Agreement Authorized and its Effect on Other Obligations....    3
      2.1.3.  Validity of Stock...........................................    3
      2.1.4.  Capitalization..............................................    3
      2.1.5.  Reports and Financial Statements............................    4

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF WSI

3.1.  Representations and Warranties of WSI...............................    4
      3.1.1.  Organization and Standing...................................    4
      3.1.2.  Agreement Authorized and its Effect on Other Obligations....    4
      3.1.3.  Ownership of 1995 Note......................................    5
      3.1.4.  Investment Intent...........................................    5
      3.1.5.  Investor Sophistication.....................................    5

                                   ARTICLE 4

                      ADDITIONAL AGREEMENTS OF THE COMPANY

4.1.  Further Assurances..................................................    6

                                   ARTICLE 5

                      CONDITIONS PRECEDENT TO OBLIGATIONS

5.1.  Conditions Precedent to Obligations of WSI..........................    6
      5.1.1.  Representations and Warranties of the Company True Through
              Issuance Date...............................................    6
      5.1.2.  No Material Litigation......................................    6
      5.1.3.  Opinion of Counsel..........................................    6
5.2.  Conditions Precedent to Obligations of the Company..................    7
      5.2.1.  Representations and Warranties of WSI True Through Issuance
              Date........................................................    7
      5.2.2.  No Material Litigation......................................    7
      5.2.3.  Opinion of Counsel..........................................    7

                                                                            PAGE
                                                                            ----
                                   ARTICLE 6

                                 MISCELLANEOUS

6.1.  Entirety............................................................    8
6.2.  Counterparts........................................................    8
6.3.  Notices and Waivers.................................................    8
6.4.  Termination of Representations, Warranties, etc.....................    8
6.5.  Table of Contents and Captions......................................    9
6.6.  Successors and Assigns..............................................    9
6.7.  Severability........................................................    9
6.8.  Applicable Law......................................................    9

                 STOCK PURCHASE AND NOTE MODIFICATION AGREEMENT

     STOCK PURCHASE AND NOTE MODIFICATION AGREEMENT (this "Agreement"), dated as of February 19, 1998, among 3CI Complete Compliance Corporation, a Delaware corporation (the "Company") and Waste Systems, Inc., a Delaware Corporation ("WSI").

                                  WITNESSETH:

     WHEREAS, the Company and certain of its affiliates are the Makers of (i) a promissory note dated September 30, 1995, in the original principal amount of $8,000,000 (the "1995 Note"), and a promissory note dated December 20, 1996, in the original principal amount of $2,700,000 (the "1996 Note"), in each case, payable to the order of WSI;

     WHEREAS, all interest due under the Notes has, in accordance with the terms of the Notes, been converted to principal;

     WHEREAS, the Company is authorized to issue up to 1,000,000 shares of its preferred stock, without par value;

     WHEREAS, the Company issued to WSI 1,000,000 shares of its Series A Preferred Stock in exchange for the cancellation of the 1996 Note and a reduction in the principal amount of the 1995 Note in an amount equal to $7,000,000 minus the principal amount of the 1996 Note as of January 1, 1997;

     WHEREAS, the Company has issued all authorized shares of preferred stock and the Company desires to be able to designate additional series of, and to issue additional shares of, preferred stock;

     WHEREAS, the Company has received all stockholder and board of director approvals necessary to amend the Company's Certificate of Incorporation to increase the authorized Preferred Stock to 16,050,000 shares and Common Stock to 40,450,000 (the "Amendment"), but is unable to file such Amendment until at least twenty days after it has distributed an Information Statement listing the requirements of the Securities Exchange Act of 1934 to its stockholders;

     WHEREAS, such Information Statement is currently expected to be distributed to the Company's stockholders on or about February 24, 1998, and the Amendment is expected to be filed on or about the twentieth day following the actual date of distribution;

     WHEREAS, the Company desires to sell to WSI, and WSI desires to purchase from the Company 750,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") in the form of the Certificate of Designation of Series C Preferred Stock attached hereto as Exhibit A on the terms and conditions herein set forth;

     WHEREAS, WSI intends to modify the 1995 Note to reflect a reduction in its principal amount equal to the $750,000 purchase price of the Series C Preferred Stock;

     WHEREAS, the Company intends to file the Certificate of Designation of Series C Preferred Stock within seven days after the filing of the Amendment;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and to prescribe the terms and conditions of the transactions contemplated hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               THE CONSIDERATION

     1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to WSI, and WSI agrees to purchase and accept from the Company, 750,000 shares of the Company's Series C Preferred Stock. The purchase price for such shares, due at the date of this Agreement, shall be $750,000 payable by WSI by reduction of the principal amount of the 1995 Note by

$750,000. The Company agrees to file the Certificate of Designation of Series C Preferred Stock within seven days following the filing of the Amendment and to issue to WSI certificates representing 750,000 shares of the Company's Series C Preferred Stock as soon as practicable after the filing of the Certificate of Designation of Series C Preferred Stock (the "Issuance Date").

     1.2. Modification of 1995 Note. As consideration for the purchase and sale in Section 1.1, on the date of this Agreement, WSI agrees to modify the 1995 Note by reducing its principal amount by $750,000 effective as of the date of this Agreement.

     1.3. Reinstatement of 1995 Note Principal Amount. If the 750,000 shares of the Company's Series C Preferred Stock described in Section 1.1 are not issued to WSI within ninety days of the date of this Agreement, the $750,000 principal amount of the 1995 Note shall automatically be reinstated and this Agreement shall be null and void.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     2.1. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

          2.1.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

          2.1.2. Agreement Authorized and its Effect on Other Obligations. The execution and delivery of this Agreement has been authorized by the board of directors of the Company, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against the Company (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The consummation of the transactions contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Certificate of Incorporation or Bylaws of the Company or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which any of them or their properties are bound.

          2.1.3. Validity of Stock. On the Issuance Date, the Series C Preferred Stock to be issued to WSI hereunder will be in due and proper form, will be duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and non-assessable shares of Series C Preferred Stock, free of preemptive rights. Upon delivery of the shares of Series C Preferred Stock, WSI will acquire valid and marketable title to such shares of Series C Preferred Stock, free and clear of any encumbrances. The Common Stock issuable upon conversion of the Series C Preferred Stock has been duly authorized by all the necessary corporate acts on the part of the Company and when issued will be validly issued, fully paid and nonassessable shares of Common Stock of the Company free of preemptive rights. Upon delivery of the shares of Common Stock upon conversion of the Series C Preferred Stock, WSI will acquire valid marketable title to such Common Stock free and clear of any encumbrances.

          2.1.4. Capitalization. As of the Effective Date, the authorized capitalization of the Company will consist of 15,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, without par value.

     As of the Issuance Date, the authorized capitalization of the Company will consist of 40,450,000 shares of Common Stock and 16,050,000 shares of preferred stock, without par value.

          2.1.5. Reports and Financial Statements. The Company has furnished to WSI true and complete copies of its annual report (the "10-K") filed with the Commission pursuant to the Exchange Act for the fiscal year ended September 30, 1997, and (ii) the Company's quarterly report (the "10-Q") filed with the Commission for the fiscal quarter ended December 31, 1997 (the 10-K and 10-Q collectively, the "Disclosure Documents"). The consolidated financial statements of the Company and its consolidated subsidiaries included in the Disclosure Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position for the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position of the periods then ended, and the 10-K and 10-Q did not contain any untrue statement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1997, the Company has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                     OF WSI

     3.1. Representations and Warranties of WSI. WSI represents and warrants as follows:

          3.1.1. Organization and Standing. WSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

          3.1.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of WSI, and this Agreement is a valid and binding obligation of WSI enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The consummation of the transactions contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of WSI or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which WSI or any of its subsidiaries is a party or by which any of them or their properties are bound.

          3.1.3. Ownership of 1995 Note. WSI owns the 1995 Note free and clear of any encumbrances or rights of any third parties and has the full right and authority to cancel the indebtedness represented thereby as contemplated by this Agreement. Upon consummation of the transactions contemplated hereby, the portion of the debt evidenced by the 1995 Note repaid upon issuance of the Series C Preferred Stock shall no longer be outstanding.

          3.1.4. Investment Intent. WSI is acquiring the shares of Series C Preferred Stock solely for its own account and not with a view to the public distribution thereof. WSI acknowledges that the shares of Series C Preferred Stock being issued hereunder will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and agrees that it will only re-offer or resell the shares of Series C Preferred Stock in compliance with the requirements of Rule 144 promulgated under the Securities Act, in accordance with any other available exemption from the registration requirements of the Securities Act, or pursuant to a valid registration statement under the Securities Act. WSI acknowledges that upon acquisition of the shares of Series C Preferred Stock (other than in connection with a registered offering thereof), and until such time, if any, as WSI has received an opinion of counsel to WSI, in form and substance satisfactory to the Company, that it is no longer necessary or advisable, the certificate(s) representing such Series C Preferred Stock shall bear a legend in substantially the following form:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS."

          3.1.5. Investor Sophistication. WSI acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time. WSI has experience in analyzing and investing in entities like the Company, can bear the economic risk of its investment, including the full loss of its investment, and by reason of its business or financial experience, has the capacity to evaluate the merits and risks of its investment and to protect its own interests in connection with the purchase of Series C Preferred Stock from the Company.

                                   ARTICLE 4

                      ADDITIONAL AGREEMENTS OF THE COMPANY

     4.1. Further Assurances. The Company hereby covenants and agrees to take all actions within its power after the date hereof to effect the transactions contemplated by this Agreement, including but not limited to the filing with the Delaware Secretary of State of the Amendment and the certificate of designation relating to the Series C Preferred Stock.

                                   ARTICLE 5

                      CONDITIONS PRECEDENT TO OBLIGATIONS

     5.1. Conditions Precedent to Obligations of WSI. The obligation of WSI to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction of the following conditions or to the waiver thereof by WSI:

          5.1.1. Representations and Warranties of the Company True Through Issuance Date. The representations and warranties of the Company herein contained shall be, in all material respects, true as of the date of this Agreement and through and including the Issuance Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement, and the Company shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by the Company before the Issuance Date.

          5.1.2. No Material Litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.1.3. Opinion of Counsel. WSI shall have received a favorable opinion, dated as of the date of this Agreement, from Porter & Hedges, L.L.P., counsel for the Company, in form and substance satisfactory to WSI, to the effect that (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all proceedings required to be taken by or on the part of the Company to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken; (iii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; and (iv) the Series C Preferred Stock, when issued, will have been duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and nonassessable shares of Series C Preferred Stock, free of preemptive rights. Such opinion also shall cover such other matters incident to the transactions herein contemplated as WSI may reasonably request.

     5.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions or to the waiver thereof by the Company.

          5.2.1. Representations and Warranties of WSI True Through Issuance Date. The representations and warranties of WSI herein contained shall be, in all material respects, true as of the date of this Agreement and through and including the Issuance Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement, and WSI shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by WSI before the Issuance Date.

          5.2.2. No Material Litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.2.3. Opinion of Counsel. The Company shall have received a favorable opinion, dated the date of this Agreement, from Blanchard, Walker, O'Quinn & Roberts, counsel to WSI, in form and substance satisfactory to the Company, to the effect that (i) WSI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate or other proceedings required to be taken by or on the part of WSI to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken; (iii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of WSI, and is enforceable against WSI in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. Such opinion shall also cover such other matters incident to the transactions herein contemplated as the Company and its counsel may reasonably request.

                                   ARTICLE 6

                                 MISCELLANEOUS

     6.1. Entirety. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

     6.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     6.3. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested as follows:

                               IF TO THE COMPANY

Addressed to:                                  With a copy to:
3CI Complete Compliance Corporation            Porter & Hedges, L.L.P.
910 Pierremont, Suite 312                      700 Louisiana, 35th Floor
Shreveport, Louisiana 71106                    Houston, Texas 77210-4744
Attn: Charles D. Crochet                       Attention: Samuel N. Allen
                                               Facsimile: (713) 228-1331

                                   IF TO WSI

Waste Systems, Inc.                            Blanchard, Walker, O'Quinn & Roberts
910 Pierremont, Suite 312                      Bank One Tower
Shreveport, Louisiana 77106                    P.O. Drawer 1126
Attn: Dr. Clemens Pues                         Shreveport, Louisiana 71163
                                               Attn: Robert Johnson
                                               Facsimile: (318) 227-2967

     Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

     6.4. Termination of Representations, Warranties, etc. The respective representations and warranties of the Company and WSI contained herein shall expire on the Issuance Date.

     6.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

     6.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     6.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

                                            3CI COMPLETE COMPLIANCE
                                              CORPORATION

                                            By:

                                              ----------------------------------
                                                Charles D. Crochet, President

                                            WASTE SYSTEMS, INC.

                                            By:

                                              ----------------------------------
                                                       Dr. Clemens Pues